Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Daedalus Special Acquisition Corp. on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated September 10, 2025, with respect to the audit of the financial statements of Daedalus Special Acquisition Corp. as of August 12, 2025 and for the period from August 7, 2025 (inception) through August 12, 2025, which report appears in Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-290165) of Daedalus Special Acquisition Corp.

/s/ CBIZ CPAs P.C.

New York, NY

December 8, 2025